RETENTION INCENTIVE AGREEMENT

    This RETENTION INCENTIVE AGREEMENT (“Agreement”) is made and entered into as of the 20th day of May 2022 by and between Avanos Medical, Inc. (together with its subsidiaries, the “Company”) and David E. Ball (“Employee”).

RECITALS

    Employee is now and will continue to be employed at-will by the Company. The Company wishes to retain Employee in order to accomplish key business objectives and sustain business needs. Accordingly, the parties desire to enter into the following Agreement.

STATEMENT OF TERMS

    In consideration of the payment of certain retention benefits to Employee by the Company on the terms and conditions set forth herein, and the mutual covenants, promises and conditions set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

    1.    No Right to Continued Employment; Employment at Will. Employee is employed at-will by the Company. This Agreement does not grant, and shall not be construed as giving, Employee the right to employment or continued employment for any certain period of time with the Company. Accordingly, either party shall have the right to terminate the employment relationship at any time for any reason, including termination prior to or following the payment of the Retention Incentive Bonus (as that term is defined below).

2.    Retention Benefits.

(a)    Subject to the conditions and eligibility requirements set forth herein, Employee shall be eligible to receive a bonus (the “Retention Incentive Bonus”) in the maximum gross amount of $100,000 less applicable withholdings and deductions. The Retention Incentive Bonus will be paid as a lump sum, less legal deductions and withholdings, as soon as administratively possible after September 6, 2022 (the “Retention Date”), but in no event later than November 5, 2022.

        (b)    Subject to the conditions and eligibility requirements set forth herein, Employee shall be eligible to receive an additional payment (the “Additional Payment”) equal to a pro rata portion (based on Employee’s actual earnings as of the Retention Date) of the amount of the cash incentive award Employee would have received under the Company’s 2022 Annual Incentive Program had he remained employed by the Company for the entire 2022 fiscal year and based on the Company’s actual performance for the full year. The Additional Payment shall not be construed to be a “bonus” for purposes of calculating other compensation amounts for Employee. The Additional Payment will be paid in 2023 at the same time the annual cash incentive awards are paid to the executive officers of the Company under the 2022 Annual Incentive Program.

(c)    Equity Awards. All time-based restricted stock unit awards (“TRSUs”), performance-based restricted stock unit awards (“PRSUs”) and stock options that were granted to Employee under any of the Company’s equity plans and are outstanding on the Retention Date, or the date of an earlier “Qualifying Termination,” as that term is understood in the Avanos Severance Pay Plan, determined in the Company’s sole discretion, shall vest and/or be exercisable as if Employee’s termination from employment qualified as a “Retirement” for purposes of such equity plans and the relevant award agreements relating to such awards (the “Equity Award Vesting” and, together with the Retention Incentive Bonus and the Additional Payment, the “Retention Benefits”). Any equity awards remaining unvested on such date will be immediately forfeited. Assuming a termination date of September 6, 2022, the outstanding equity awards and the Equity Award Vesting (shown in the last column) would be as follows:

(d)    This Agreement is intended to be compliant with Section 409A of the Code and any noncompliant provisions of this Agreement will either be void or deemed amended to comply with Section 409A of the Code and the guidance promulgated thereunder. Regardless of any action the Company takes with respect to any or all taxes, the ultimate liability for all taxes payable with respect to this agreement remains the Employee’s responsibility and may exceed the amount actually withheld by the Company.

3.    Eligibility. To be eligible for the Retention Benefits:

(a)    Employee must continue to perform Employee’s assigned duties and responsibilities in a satisfactory fashion through the Retention Date or the date of an earlier Qualifying Termination. Whether Employee has performed his duties in a satisfactory manner will be determined in the sole discretion of the Company.

(b)    Employee must remain in the employ of the Company through the Retention Date, or the date of an earlier Qualifying Termination, determined in the Company’s sole discretion. In the event Employee is terminated by the Company for any other reason or Employee voluntarily resigns prior to such date, the Company shall not be obligated to pay the Retention Benefits.

(c)    The actual amount of the Retention Incentive Bonus payable to Employee will be based on whether, and the extent to which. the Company meets the following key transition objectives:

(i)Backorder reduced at the Retention Date to $5 million
(ii)Distribution/transportation expenses at the Retention Date must be at budget
(iii)Goals for GM60 must be achieved at the Retention Date; and
(iv)Gross Margin must be at budget for the second and third fiscal quarters of 2022.

Whether, and the extent to which, the above key transition objectives have been met will be determined collectively by the Chief Executive Officer and the Vice President, Human Resources of the Company in their sole discretion. Notwithstanding the foregoing, in the event of Employee’s Qualifying Termination prior to the Retention Date, all four key transition objectives will be deemed to have been achieved.

(d)    Employee must execute a Separation Agreement and Full and Final Release of Claims (the “Separation Agreement”), in the form attached hereto as Exhibit A, within the period specified therein and must not revoke such Separation Agreement in writing within the 7-day period following the date on which it is executed.

4.    Consulting Period. If requested by the Company, Employee shall provide consulting services to the Company for a period not to exceed ninety (90) days after Employee’s termination of employment. Employee’s services as a consultant, if requested by the Company, shall be conducted telephonically or on-line and shall involve providing expert advice relating to the Company’s business activities and the transition of Employee’s responsibilities and duties to one or more employees of the Company. The Company shall pay Employee a consulting fee equal to $10,000 for each full month Employee is asked to provide such services, less any legal deductions and withholdings. Employee’s consulting fee, if any, shall be paid in cash within thirty (30) days after the end of each full month of consulting services. Payment for a partial month shall be prorated. During the consulting period, employee would be engaged as an independent contractor and would not be an employee or agent of the Company. Accordingly, during such period, Employee would not be eligible for any incentive compensation, health insurance, retirement plans, or any other employment benefits or payments from the Company, and he would be responsible for timely paying and reporting his own taxes. During such period, Employee shall not represent, directly or indirectly, that he is an agent or legal representative of the Company, nor shall he have the authority to incur any liabilities or obligations of any kind in the name of or on behalf of the Company.

5.    Set-Off. To the extent allowed by law, the Company shall have the right to set-off against any sums due from the Company to Employee, including payments due under the federal Workers’ Adjustment and Retraining Notification Act (“WARN”) or similar state laws, if applicable.

6.    Entire Agreement. This Agreement embodies the entire agreement of the parties relating to the subject matter of this Agreement and, except for any Severance Agreement, equity plans or applicable equity award agreements, supersedes all prior agreements, oral or written, regarding the subject matter hereof and as to retention benefits to be paid to Employee. No amendment or modification of this Agreement will be valid or binding upon the parties unless made in writing and signed by the parties.

7.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Georgia without regard to conflicts of law principles thereof.

8.    Enforcement. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. It is understood and agreed that no failure or delay by Company or Employee in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

9.    Acknowledgement. Employee agrees that he has read all the terms of this Agreement and understands those terms. Employee is signing this Agreement of his own free will in exchange for the Retention Incentive Bonus to be paid to Employee.

[Signature page follows]

IN WITNESS HEREOF, Company and Employee have each executed this Agreement as of the date first above written.

Avanos Medical, Inc., on behalf of itself and its subsidiaries

By:	/s/ John Cato	5/20/2022
	John Cato Vice President, Human Resources	Date

/s/ David E. Ball	5/20/2022
David E. Ball	Date

AVANOS MEDICAL, INC.

SEPARATION AGREEMENT AND
FULL AND FINAL RELEASE OF CLAIMS

    This Separation Agreement and Full and Final Release of Claims (“Agreement”) is made and entered into between David E. Ball (“Employee”) and Avanos Medical, Inc., a Delaware corporation (the “Company”)

1.    SEPARATION FROM EMPLOYMENT. Employee’s employment is terminating and Employee’s last day on the payroll is ______, 2022 (the “Separation Date”).

2.    RETENTION BENEFITS. Employee agrees and understands that the consideration described in Paragraph 3 of this Agreement is provided through a Retention Incentive Agreement between Employee and the Company (the “Retention Agreement”), which also requires the execution of this Agreement as a condition to the payment of benefits under the Plan.

3.    CONSIDERATION. In consideration of Employee’s decision to enter into this Agreement, following the Company’s receipt of this Agreement executed by the Employee and the expiration of the seven (7) day period within which the Employee may revoke Employee’s acceptance of this Agreement as explained below (and provided Employee has not exercised such right of revocation), the Company will provide Employee with the following:

(a)A lump sum separation payment in the aggregate amount of $____, less ordinary tax withholding and all required deductions, which amount is in satisfaction of the Retention Incentive Bonus pursuant to Section 2(a) of the Retention Agreement.
(b)Payment of the Additional Payment pursuant to Section 2(b) of the Retention Agreement.

(c)Provision of the Equity Award Vesting pursuant to Section 2(c) of the Retention Agreement.

Employee further acknowledges that tax withholdings may be applied to the above payments as determined by the Company in its sole discretion. Employee agrees that, except for the amounts withheld, Employee shall be fully responsible for paying any taxes, interest, penalties, or other amounts due on the above payments and the Company makes no representation as to the tax treatment of any consideration under this Agreement. All above payments will be made as provided in the Retention Agreement, provided this Agreement becomes final and binding.

4.    VACATION PAY. Whether or not Employee executes this Agreement, Employee will be paid for any unused vacation due to Employee according to the Company’s vacation policy currently in effect and as required by law.

    5.    FULL AND FINAL RELEASE. In consideration of the payments being provided to Employee above, Employee, for Employee, Employee’s attorneys, heirs, executors, administrators, successors and assigns, fully, finally and forever releases and discharges the Company, all parent, subsidiary, related and affiliated companies, as well as its and their successors, assigns, officers, owners, directors, agents, representatives, attorneys, and employees (all of whom are referred to throughout this Agreement as the “Released Parties”), of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, whether known or unknown, of any and every nature whatsoever, as a result of actions or omissions occurring through the execution date of this Agreement. Specifically included in this waiver and release are, among other things, any and all claims of alleged employment discrimination, either as a result of the separation of Employee’s employment or otherwise, any claims under any severance pay plan of the Released Parties, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of

1964, the Family and Medical Leave Act (FMLA), the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification (WARN) Act, the Uniformed Services Employment and Reemployment Rights Act (USERRA), the Ledbetter Fair Pay Act, the Genetic Information Nondiscrimination Act of 2008, the Internal Revenue Code (IRC), the US tax code, the Employee Retirement Income Security Act (ERISA), any other federal, state or local statute, rule, ordinance, or regulation, as well as any claims for alleged wrongful discharge, negligent or intentional infliction of emotional distress, breach of contract, fraud, defamation, or any other unlawful behavior, the existence of which is specifically denied by the Released Parties.

Employee hereby expressly waives all rights Employee might have under any laws including, without limitation, Section 1542 of the Civil Code of the State of California, which states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by Employee must have materially affected his settlement with the debtor.

Thus, notwithstanding the provisions of any law, including without limitation, Section 1542 of the Civil Code of the State of California, and for the purpose of implementing a full and complete release and discharge of the Released Parties, Employee expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all claims that Employee does not know or suspect to exist in Employee’s favor at the time Employee executes this Agreement, and that this Agreement contemplates the extinguishment of any such claims.

The above release does not waive any rights or claims that (a) may arise after the date on which Employee executes this Agreement; (b) cannot lawfully be released under applicable law, including, but not limited to, unemployment benefits and workers’ compensation claims, (c) constitute an award to Employee from or by a government agency for providing information. In addition, nothing in this Agreement is intended to waive any vested right that Employee may have with respect to any pension or other retirement benefits to which Employee is entitled by virtue of Employee’s employment with the Company, and nothing in this Agreement shall prohibit Employee from enforcing such rights.

6.    NON-INTERFERENCE. Nothing in this Agreement shall be construed to prohibit Employee from filing a charge or participating in any investigation or proceeding before any federal, state or local agency or commission including, but not limited to, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, and the Securities and Exchange Commission (collectively, “Government Agencies”). In addition, nothing in this Agreement shall limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Employee’s right to receive an award for information provided to any Government Agencies regarding any violation of any Securities and Exchange Commission regulation or financial fraud or misconduct. Notwithstanding the foregoing, to the maximum extent permitted by law, Employee waives Employee’s right to recover damages as a result of any charge or lawsuit filed by Employee or by anyone else on Employee’s behalf, including a class or collective action, whether or not Employee is named in such proceeding. Furthermore, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (2) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

7.    NO OTHER CLAIMS. Employee understands that Employee is releasing claims about which Employee may not know anything at the time Employee executes this Agreement. Employee represents and warrants that Employee has (a) filed no claims, lawsuits, charges, grievances, or causes of action of any kind against the Released Parties and, to the best of the

Employee’s knowledge, Employee possesses no such claims (including Fair Labor Standards Act (“FLSA”) and worker’s compensation claims) that Employee has not already disclosed to the Released Parties; (b) received any and all compensation (including overtime compensation), meal periods, and rest periods to which Employee may have been entitled, and Employee is not currently aware of any facts or circumstances constituting a violation by the Released Parties of the FLSA or other applicable wage, hour, meal period, and/or rest period laws that Employee has not already disclosed to the Released Parties; and (c) not suffered any work-related injury or illness within the twelve (12) months preceding Employee’s execution of this Agreement, and Employee is not currently aware of any facts or circumstances that would give rise to a worker’s compensation claim against the Released Parties that Employee has not already disclosed to the Released Parties.

8.    DUTY TO COOPERATE.  Employee agrees to be available on a reasonable basis to assist the Released Parties with any investigation, claim, suit, or other proceeding that is pending or threatened by or against the Released Parties. Employee further agrees to promptly inform the Company’s General Counsel if Employee is requested to: (a) testify in connection with or otherwise become involved in any claim against the Released Parties; or (b) assist with or participate in any investigation of the Released Parties. The Company’s General Counsel may be contacted via mail at the following address: General Counsel, Avanos Medical, Inc., 5405 Windward Parkway, Alpharetta, Georgia 30004.

9.    NON-ADMISSION OF LIABILITY OR WRONGFUL CONDUCT. This Agreement shall not be construed as an admission by the Released Parties of any liability or acts of wrongdoing or discrimination, nor shall it be considered to be evidence of such liability, wrongdoing, or discrimination.

10.    TERMINATION OF EMPLOYMENT RELATIONSHIP. Except as set forth above, Employee and the Released Parties agree as a matter of intent that, except for vested benefits under any pension, 401(k) plan or other benefit plan provided by the Released Parties unless otherwise provided, this Agreement terminates all aspects of the employment relationship between them.

    11.    RETURN OF COMPANY PROPERTY.  Executive understands and agrees that all Company Information and Business ideas (as defined in the Confidentiality, Nonsolicitation and Assignment of Business Ideas Agreement between Employee and the Company) is the exclusive property of the Company and that Employee has no rights in or to the Company Information upon the termination of employment. Employee represents that Employee has delivered to the Company:

(a) all originals and electronic and paper copies of all documents and records that may contain Company Information, regardless of where such documents and records are stored including, but not limited to, on USB drives, external hard drives, and/or any cloud-based storage (for which Employee provided any necessary passwords);

(b) property of any nature that relates to Company Information or Business Ideas, including, but not limited to, business activities, customers or prospective customers of the Company, whether prepared by Employee or others; and

(c) property of any nature whatsoever that was in Employee’s possession, custody or control, and that is the property of the Company (e.g. cellular phones, credit cards, computer or other equipment).

Employee further represents that, after returning any electronic copies of documents, records or data to the Company, Employee has deleted any remaining electronic versions from personal electronic devices (e.g. personal computers, phones, tablets).

Employee has provided to the Company a signed declaration stating that all Company Information, documents, data and other property has been returned and all Company Information and electronic data has been deleted from personal electronic devices (e.g. personal computers, phones, tablets).

    12.    CHOICE OF FORUM AND GOVERNING LAW. This Agreement shall be governed and construed as to both substantive and procedural matters in accordance with the laws of the State of Georgia, without regard to the conflict of laws principles thereof. Employee agrees that any claim or dispute Employee may have against the Company or the Released Parties that is released by, or relates to the enforceability of, this Agreement must be resolved by a court located in Fulton County, Georgia. Employee agrees to submit to personal jurisdiction and venue in the Superior Court of Fulton County, State of Georgia for the purpose of litigating all such claims or disputes.
13.    SEVERABILITY. The provisions of this Agreement are severable, and if any part of this Agreement is found by a court of law to be unenforceable, the remainder of the Agreement will continue to be valid and effective.

14.    ENTIRE AGREEMENT.  This Agreement sets forth the entire agreement between Employee and the Company.  Any prior agreements between or directly involving Employee and any of the Released Parties are superseded by the terms of this Agreement and thus are rendered null and void with the exception of any noncompetition, confidentiality, nonsolicitation and/or assignment of business ideas agreements or any prior agreements between the parties related to inventions, business ideas, and confidentiality of corporate information, which remain intact, including, but not limited to, those provided to Employee with this Agreement.

15.    NO OTHER PROMISES. Employee affirms that the only consideration for Employee signing this Agreement is that set forth in Paragraph 2, that no other promise or agreement of any kind has been made to or with Employee by any person or entity to cause Employee to execute this document, and that Employee fully understands the meaning and intent of this Agreement, including but not limited to, its final and binding effect.

    16.    REVIEW AND REVOCATION PERIODS. Employee acknowledges that Employee is hereby advised to consult with an attorney before signing this Agreement. Employee further acknowledges that Employee has been given twenty-one (21) days from the time that Employee receives this Agreement to consider whether to sign it. If Employee has signed this Agreement before the end of this twenty-one (21) day period, it is because Employee freely chose to do so after carefully considering its terms. Finally, Employee shall have seven (7) days from the date Employee signs this Agreement to revoke this Agreement by delivering written notice within the seven (7) day period to the following Company contact:
General Counsel
Avanos Medical, Inc.
5405 Windward Parkway
Alpharetta, Georgia 30004

If Employee does not revoke this Agreement, this Agreement will become effective and irrevocable by Employee on the eighth day after Employee has executed it. If Employee elects not to sign this Agreement within twenty-one (21) days from the date that Employee receives this Agreement or if the Employee revokes the Agreement during the foregoing applicable revocation period, this Agreement shall not become effective and the offer to enter into this Agreement shall terminate and expire automatically.

17.    LEGALLY BINDING AGREEMENT. Employee understands and acknowledges that this Agreement is final and binding following the seven (7) day revocation period provided in this Agreement.

18.    REPRESENTATION AND WARRANTY OF UNDERSTANDING. By signing below, Employee represents and warrants that Employee: (a) has carefully read and understands the terms of this Agreement; (b) is entering into this Agreement knowingly, voluntarily and of Employee’s own free will; and (c) understands its terms and significance and intends to abide by its provisions without exception.

Date:
                        Employee Name

                        AVANOS MEDICAL, INC.

Date:                        By:
                            John Cato
                            Vice President, Human Resources